EXHIBIT 21.01



NAME OF SUBSIDIARY                          STATE OF                 PERCENTAGE
       (1)(2)                              INCORPORATION              OWNERSHIP
-------------------                        -------------             -----------

Sbarro of Virginia, Inc.                   Virginia                  100

Sbarro America, Inc.                       New York                  100

      Sbarro's of Texas, Inc.              Texas                      49(3)

Italian Food Franchising,
    Inc.                                   New York                   100

Corest Management, Inc.                    New York                   100

Franrest Management, Inc.                  New York                   100

Larkfield Equipment Corp.                  New York                   100

Sbarro of Roosevelt Field
    Inc.                                   New York                   100

Melville Advertising
   Agency, Inc.                            New York                   100

401 Broadhollow Realty Corp.               New York                   100


(1) Excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (within the meaning of Rule 1-02(v) of Regulation S-X) as of the end of the fiscal year covered by this report.

(2)      Indentation indicates the direct parent of an indirect subsidiary.

(3) Sbarro America, Inc. beneficially owns 100% of the outstanding shares of the indicated subsidiary.